Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-63321) pertaining to the Employees’ 401(k) Savings and Investment Plan of Saga Communications, Inc., of our report dated June 25, 2009, with respect to the financial statements and schedule of the Saga Communications, Inc. Employees’ 401(k) Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Detroit, Michigan
June 25, 2009